Exhibit 10.7

PERFORMANCE BONUS AGREEMENT

     This PERFORMANCE BONUS AGREEMENT (“Agreement”), is made this 27th day of September, 2006, by and between Modern Medical Modalities Corporation, a New Jersey Corporation (“The Company”), and Bruce Phillips.

     The Company has established a plan for accelerated growth through mergers and acquisitions, and has decided that an experienced team be formed to increase the likelihood that its rapid growth plan will be achieved. The Company also realizes that cash bonus incentives are needed to reward each person on the team.

     The Company desires to provide a performance based cash bonus allocation of $113,250 to Bruce Phillips for serving on the merger and acquisition team, and the Company has set forth specific cash bonus performance and payment criteria below to be met in order to be paid the earned portion of the allocation.

Cash Bonus Performance and Payment Criteria:

1.	$18,875 U.S. shall be paid to Bruce Phillips upon his participation in and the successful completion of the Company achieving $3,850,000 in new revenues based upon business obtained through external business development combinations that includes mergers and acquisitions transactions. In the event that the Company decides to accept less than the $3,850,000 in revenues (1st alternate revenues) as part of a merger or acquisition, or other acceptable business combination transaction, the cash bonus shall be pro-rated by multiplying $18,875 U.S. by the percentage equal to the 1st alternate revenues divided by $3,850,000.

2.	$18,875 U.S. shall be paid to Bruce Phillips upon his participation in and the successful completion of the Company achieving the next $6,500,000 in new revenues based upon business obtained through external business development combinations that includes mergers and acquisitions transactions. In the event that the Company decides to accept less than the $6,500,000 in revenues (2nd alternate revenues) as part of a merger or acquisition, or other acceptable business combination transaction, the number of shares shall be pro-rated by multiplying $18,875 U.S. by the percentage equal to the 2nd alternate revenues divided by $6,500,000.

3.	$28,750 U.S. shall be paid to Bruce Phillips upon his participation in and the successful completion of the Company achieving the next $10,200,000 in new revenues based upon business obtained through external business development combinations that includes mergers and acquisitions transactions. In the event that the Company decides to accept less than the $10,200,000 in revenues (3rd alternate revenues) as part of a merger or acquisition, or other acceptable business combination transaction, the number of shares shall be pro-rated by multiplying $28,750 U.S. by the percentage equal to the 3rd alternate revenues divided by $10,200,000.

4.	$46,750 U.S. shall be paid to Bruce Phillips upon his participation in and the successful completion of the Company achieving the next $16,600,000 in new revenues based upon business obtained through external business development combinations that includes mergers and acquisitions transactions. In the event that the Company decides to accept less than the $16,600,000 in revenues (4th alternate revenues) as part of a merger or acquisition, or other acceptable business combination transaction, the number of shares shall be pro-rated by multiplying 46,750 U.S. by the percentage equal to the 4th alternate revenues divided by $16,600,000.

TERM. This Agreement shall commence upon execution hereof as of the Effective Date and continue until September 26, 2011.

GOVERNING LAW. This Agreement is being entered into and shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to any conflicts of law principles.

Signed By:	/s/ Baruh Hayut	Signed By:	/s/ Bruce Phillips

Title:	Chairman & CEO	Title:	Group Controller

Effective Date:	9/27/06	Effective Date:	9/27/06